Exhibit 10.19

June 30, 2020

Pedro Huertas, MD, PhD

Dear Pedro:

This letter (the “Letter Agreement”) amends and restates the terms and conditions of your employment with Inozyme Pharma, Inc. (“Inozyme” or the “Company”), as initially set forth in the offer letter dated September 11, 2019 and as amended if applicable (the “Original Offer Letter”), and will be effective as of the date on which the registration statement relating to the Company’s initial public offering is effective (the “Effective Date”), provided that you remain employed by the Company as of the Effective Date. Until the Effective Date, the Original Offer Letter will remain in full force and effect and continue to govern your employment with the Company. This Letter Agreement contains the following terms:

1. Position and Duties. You will continue to be employed to serve as the Company’s Senior Vice President and Chief Medical Officer. You will be employed on a full time basis, and you will report to the Company’s Chief Executive Officer and have such duties and responsibilities as are customary for such position. You agree to devote your best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and not to engage in any other business activities without prior approval from the Company. Notwithstanding the forgoing and anything in this Letter Agreement to the contrary, you may provide consulting services to other businesses of up to ten (10) hours per month so long as such services do not interfere with your duties to the Company or breach any terms or conditions of this Letter Agreement or the Restrictive Covenant Agreement (as defined below). You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. You will be primarily located in the Company’s Boston area offices and may be required to travel as directed by the Company and consistent with the Company’s business needs.

2. Base Salary. Your base salary will be at the rate of seventeen thousand six hundred thirty three dollar and thirty four cents ($17,633.34) per regular semi-monthly pay period (annualized rate of four hundred twenty three thousand two hundred dollars ($423,200), subject to tax and other withholdings as required by law, and will be paid in accordance with the Company’s regularly established payroll procedure. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. Discretionary Bonus. Following the end of each calendar year, and subject to the approval of the Board (or a committee thereof), you will be eligible for a discretionary retention and performance bonus, targeted at forty percent (40%) of your gross base salary for the applicable calendar year, based on your individual performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion (the “Discretionary

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Bonus”). You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus hereunder will be awarded and paid before March 15th of the calendar year following that to which such bonus relates, and will be subject to tax and other withholdings as required by law.

4. Benefits and Expenses.

a.

You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

b.	All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

5. Vacation. You will continue to be eligible for paid vacation time in accordance with Company policy.

6. Equity. You will be granted, in connection with the initial public offering and subject to Board approval, an option to acquire 328,453 shares of the Company’s common stock at an exercise price equal to the price at which the underwriters sell shares to the public in the offering. The option is contingent on the occurrence of the initial public offering, will be granted under the Company’s 2020 Stock Incentive Plan (the “Plan”), and will be subject to the Plan and such terms and conditions as are set forth in the applicable option agreement.

7. Severance Benefits. Effective on the date of the closing of the Company’s initial public offering (the “Closing Date”), provided that you remain employed by the Company as of the Closing Date, you shall be eligible to receive the following severance benefits in accordance with the terms and conditions set forth below:

a.

Termination by the Company without Cause or by You for Good Reason Not In Connection with a Change In Control. If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (each as defined below) and such termination does not take place during the twelve (12) month period following a Change in Control (as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period as may be directed by the Company) a separation and release of claims agreement in a form to be provided by the Company on or about the termination (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of your continuing obligations under any existing restrictive covenant agreements, and an agreement not to compete with the Company for twelve (12) months following your separation from employment) (a “Release Agreement”), the Company will provide you with the following severance benefits (subject to the terms of Appendix A hereto):

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Letter Agreement

i.

The Company will pay you as severance pay an amount equivalent nine (9) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year.

ii.

Should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) nine (9) months following your termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. If applicable, the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

b.

Termination by the Company without Cause or by You for Good Reason In Connection with a Change In Control. If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason and such termination takes place during the twelve (12) month period following a Change in Control (as defined below), and provided you execute and allow to become effective a Release Agreement, the Company will provide you with the following severance benefits (subject to the terms of Appendix A hereto):

i.

The Company will pay you as severance pay an amount equivalent to twelve (12) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year.

ii.

Should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) twelve (12) months following your termination date, or (y) the date upon which you commence full-time employment (or employment that

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Letter Agreement

provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company. If applicable, the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

iii.

The Company will pay you 100% of your annual target Discretionary Bonus, less all applicable taxes and withholdings, for the year in which your termination occurs in a lump sum on the date the first installment of severance pay is paid. For the avoidance of doubt, for purposes of calculating the amount due under this Section 7(b)(iii), your target Discretionary Bonus shall be equal to the percent of your annualized base salary at the time of your termination that is set forth in Section 3.

iv.

All outstanding and unvested stock options and other equity awards in each case that vest solely based on continued service that are then held by you shall become fully vested and exercisable and, with respect to any stock options then held by you, those options shall remain exercisable for the period of time set forth in the applicable grant agreement.

c.	Definitions. For purposes of this Letter Agreement:

i.

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any agreement between you and the Company, including without limitation this Letter Agreement, the Restrictive Covenant Agreement (as defined below) or any other restrictive covenant or confidentiality agreement with the Company; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures.

ii.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) a material reduction in your authority, duties, or responsibilities; (b) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (c) a material reduction of your base salary (except for across the board pay cuts of all management level employees of the Company); or (d) a material breach by the Company of its obligations under this Letter Agreement. No resignation will be treated as a resignation for Good Reason unless (i) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (ii) you have provided the Company with at least 30 days in which to cure the circumstances, and (iii) if the Company is not successful in curing the circumstances, you end your employment within 30 days following the cure period in (ii).

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Letter Agreement

iii.	“Change of Control” means any of the following events provided that such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5):

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(b) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of

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directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) the liquidation or dissolution of the Company.

For the avoidance of doubt, you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your termination from employment other than as set forth in this Section 7; provided, however, that if your employment terminates between the Effective Date and the Closing Date under circumstances that would have entitled you to severance under the Original Offer Letter, then such severance will be paid on the terms and subject to the conditions described in the Original Offer Letter.

8. Section 280G.

a. Notwithstanding any other provision of this Letter Agreement, except as set forth in Section 8(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to you a portion of any “Contingent Compensation Payments” (as defined below) that you would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for you. For purposes of this Section 8, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

b. Notwithstanding the provisions of 8(a), no such reduction in Contingent Compensation Payments shall be made if the Eliminated Amount (computed without regard to this sentence) exceeds 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8(b) shall be referred to as a “Section 8(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

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Letter Agreement

c. For purposes of this Section 8 the following terms shall have the following respective meanings:

(I) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(II) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this letter agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

d. Any payments or other benefits otherwise due to you following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8(d). Within 30 days after each date on which you first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify you (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 8(b) Override is applicable. Within 30 days after delivery of such notice to you, you shall deliver a response to the Company (the “Executive Response”) stating either (A) that you agree with the Company’s determination pursuant to the preceding sentence, or (B) that you disagree with such determination, in which case you shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 8(b) Override is applicable. In the event that you fail to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 8, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If you state in the Executive Response that you agree with the Company’s determination, the Company shall make the Potential Payments to you within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If you state in the Executive Response that you disagree with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, you and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the Commonwealth of Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the

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arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to you those Potential Payments as to which there is no dispute between the Company and you regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 8(a) and 8(b) hereof, the amount of any payments to be made to you following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

e. The provisions of this Section 8 are intended to apply to any and all payments or benefits available to you under this letter agreement or any other agreement or plan of the Company under which you may receive Contingent Compensation Payments.

9. Restrictive Covenants/Absence of Restrictions. In exchange for your continued employment with the Company pursuant to the terms and conditions herein and, with respect to the non-competition provision, the grant of equity described in Section 6, you hereby agree to execute the enclosed Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”). By executing this Letter Agreement, you acknowledge that your eligibility for the grant of equity set forth in Section 6 of this Letter Agreement is contingent upon your agreement to the non-competition provisions set forth in the Restrictive Covenant Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations and that you were provided at least ten (10) business days to review the Restrictive Covenant Agreement.

10. At-Will Employment. This Letter Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this Letter Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent explicitly set forth in Section 7 hereof.

11. Company Premises and Property. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

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Letter Agreement

12. Entire Agreement/Governing Law. This Letter Agreement is your formal offer of employment and supersedes any and all prior or contemporaneous agreements (including, but not limited to, the Original Offer Letter), discussions and understandings, whether written or oral, relating to the subject matter of this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Letter Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consents to the jurisdiction of such a court.

* * *

If you would like to accept this offer of continued employment on the terms set forth herein as of the Effective Date, please sign and return this Letter Agreement on or before 5:00pm ET, Wednesday, July 1, 2020.

We look forward to you continuing to be part of the Inozyme team and helping to build what we hope will be an exceptional organization.

Very Truly Yours,

By:	/s/ Axel Bolte
Name:	Axel Bolte
Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by Inozyme Pharma, Inc. I am not relying on any representations other than those set forth above.

/s/ Pedro Huertas		Date:	1 July 2020
Name:	Pedro Huertas, MD, PhD

APPENDIX A

Payments Subject to Section 409A

1. Subject to this Appendix A, any severance payments that may be due under the Letter Agreement to which it is attached shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Letter Agreement, as applicable:

(a) It is intended that each installment of the severance payments under the Letter Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Letter Agreement.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Letter Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Letter Agreement; and

(ii) Each installment of the severance payments due under the Letter Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death) (the “New Payment Date”), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the New Payment Date and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of

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Appendix A of Letter Agreement

payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.

3. All reimbursements and in-kind benefits provided under the Letter Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Letter Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Letter Agreement (including this Appendix) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.